Exhibit 99.1

  MEDI-HUT ANNOUNCES ANTICIPATED LOSSES FOR FIRST TWO QUARTERS OF FISCAL 2003,
             DECLINING REVENUES AND RELATED CORPORATE DEVELOPMENTS

      Wall Township, New Jersey (June 26, 2003): Medi-Hut Co., Inc. ("Medi-Hut" or the "Company") announced today that it anticipates losses for the first two quarters of fiscal 2003. As reported in prior releases by the Company, the Company is currently reviewing with its new independent auditors, Eisner LLP, its historical financial statements and past operating results in an effort to restate, where necessary, any inaccurate periodic reports that were previously filed and to complete and file the Company's Annual Report on Form 10-KSB for the year ended October 31, 2002 as well as subsequent quarterly reports on Form 10-QSB for the quarters ended January 31, 2003 and April 30, 2003. Although the Company is not yet in a position to file any of these reports, and does not expect to be in a position to file such reports until late summer, a preliminary review of the Company's results of operations for the quarters ended January 31, 2003 and April 30, 2003, indicates that the Company will suffer a loss in each such quarter.

      In addition, the Company experienced a significant reduction in revenues for the quarters ended January 31, 2003 and April 30, 2003. Sales of branded and generic pharmaceuticals that the Company historically sold to wholesalers were minimal during the quarters primarily due to the Company's decision to phase out of this business because of low margins attributed to such sales. Revenue from the sale of Syntest, the hormone replacement therapy product line that the Company exclusively distributes, has declined sharply as a result of business difficulties with both the manufacturer and the contract sales representative of this product line. As reported earlier, the Company has commenced litigation against both the manufacturer and the contract sales representative to address these problems.

      Currently, the Company operations are focused on the sale of over-the-counter products directly to physicians and other medical providers, the manufacturing and distribution of the Elite Safety Syringe, the development of the Solo-Safe(TM) Safety Syringe and the distribution of the Syntest product line. Only the sales of over-the-counter products directly to physicians and other medical providers are currently generating recurrent revenues for the Company. These revenues were approximately $313,000 for the six month period ended April 30, 2003.

      During the past several months, the Company has reviewed the production of the Elite Safety Syringe. The Company recently conducted manufacturing audits of the two facilities contracted to produce the Elite Safety Syringe. The facilities, one of which is operated by Medi-Hut International (Mfg.) Co. Ltd., a Korean corporation in which Medi-Hut has a 44% ownership interest, and the other which is operated by the Sam Woo Corporation, Ltd., a Korean corporation (collectively the "Korean Facilities"), are both located in the Republic of Korea. As a result of the audit, the Company has determined that the product quality of the Elite Safety Syringes being manufactured at the Korean Facilities is not sufficient for the sale of such product in the United States market. The audit also revealed that the Korean Facilities will not be ready to manufacture the Elite Safety Syringe for the United States market for a period estimated to be between 6 to 18 months. As a result, the market launch of the Elite Safety Syringe in the United States has been delayed until the Korean Facilities complete corrective actions or until Medi-Hut can secure other manufacturing services. The Company's existing inventory of Elite Safety

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Syringes manufactured at the Korean Facilities will not be sold in the United
States and could be written off as a loss if it cannot be sold outside of the United States. If the entire inventory of Elite Safety Syringes is written-off, the Company expects the loss could be approximately $280,000. Although the Company is preparing for a launch of the Elite Safety Syringe in the United States by year end, no assurances can be given that the Company can secure manufacturing of the Elite Safety Syringe at a cost and quality that will allow the Company to competitively market the product.

      In addition, the Company's other safety syringe product, the Solo-Safe(TM) Safety Syringe, remains in the development stage. The Company is currently reviewing design, manufacturing and marketing issues concerning this product. The Company also is reviewing financing alternatives with respect to the development, manufacture and sale of the Solo-Safe(TM) Safety Syringe, including the possibility of partnering with another entity in an effort to share expense. However, at this time, no assurance can be given by the Company that it will be able to obtain the financing necessary to develop and competitively market the Solo-Safe(TM) Safety Syringe or that, if developed and sold, the product will become profitable.

      Management also announced that the Company's current cash position is approximately $1,000,000. Management believes that the Company will require additional capital to be able to pursue and develop the safety syringe products and other products. Without additional capital, the Company could be forced to cease operations sometime during its fourth fiscal quarter.

      David LaVance, Chief Executive Officer of Medi-Hut, commented that: "After carefully reviewing the operations of the Company, we found that some of the Company's products were not profitable and that others, such as the Elite Safety Syringe, were not of the quality or at the stage of development that we had expected. In an effort to streamline operations and preserve cash, we moved out of underperforming product lines and have focused our energies and resources on those products and business lines which we believe can generate profits and otherwise have good upside potential. We are working to establish a new solid foundation for the Company products that show promise. We will seek the capital necessary to fund the Company's existing operations and product development as well as future growth. We also look forward to completing and filing with the Securities and Exchange Commission overdue periodic reports by the end of the summer."

      Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contact:    Tom Gifford
            Chief Financial Officer
            Tel: (732) 919-2799, Ext. 1719; Fax: (732) 919-2798